Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184087

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.5% Senior Notes due 2020	$200,000,000	$27,280

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated September 25, 2012)

$200,000,000

Service Corporation International

4.5% Senior Notes due 2020

We are offering $200 million aggregate principal amount of 4.5% Senior Notes due 2020. We will pay interest on the notes on May 15 and November 15 of each year, beginning May 15, 2013. The notes will mature on November 15, 2020.

We may redeem some or all of the notes at any time on or after November 15, 2015 at redemption prices described in this prospectus supplement and prior to such date at a “make-whole” redemption price. If a change of control occurs, we will be required to offer to purchase the notes from the holders.

The notes will be our general unsecured senior obligations and rank equally with all our other unsubordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured, including subsidiary guarantees of obligations under our second amended and restated senior credit facility.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

	Per note	Total

Public offering price(1)	100.00%	$200,000,000
Underwriting discount	2.25%	$4,500,000
Proceeds, before expenses, to us(1)	97.75%	$195,500,000

(1)	Plus accrued interest, if any, from November 8, 2012 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about November 8, 2012.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Wells Fargo Securities

Senior Co-Manager

SunTrust Robinson Humphrey

Co-Managers

BB&T Capital Markets	BOSC, Inc.	Comerica Securities	Raymond James	Scotiabank

The date of this prospectus supplement is November 5, 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectuses we may provide to you in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where you can find more information” on page S-48.

In this prospectus, the terms “SCI,” the “Company,” “we,” “our,” and “us” refer to Service Corporation International and its subsidiaries, unless otherwise specified or the context otherwise requires. References to “underwriters” refer to the firms listed on the cover of this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

S-ii

Summary

This summary highlights selected information about us and this offering, including information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” on page S-6 of this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012.

Our business

Service Corporation International (SCI) is North America’s largest provider of deathcare products and services, with a network of funeral homes and cemeteries unequalled in geographic scale and reach. At September 30, 2012, we operated 1,429 funeral service locations and 374 cemeteries (including 215 combination locations) in North America, which are geographically diversified across 43 states, eight Canadian provinces and the District of Columbia. Our funeral segment also includes the operations of 12 funeral homes in Germany that we intend to exit when economic values and conditions are conducive to a sale. Our funeral service and cemetery operations consist of funeral service locations, cemeteries, funeral service/cemetery combination locations, crematoria, and related businesses. We sell cemetery property and funeral and cemetery products and services at the time of need and on a preneed basis.

We were incorporated in Texas in July of 1962. Our principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019. Our telephone number at that address is (713) 522-5141. Our website is located at www.sci-corp.com. Other than as described in “Where you can find more information” and “Incorporation of certain information by reference” below, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement, and you should not consider it to be a part of this prospectus supplement. Our web site address is included as an inactive textual reference only.

The offering

The following summary contains basic information about the notes and it is not intended to be complete. It may not contain all of the information that may be important to you. For a more complete description of the notes, see “Description of the Notes.” In this summary of the offering, the words “we”, “us”, and “our” refer only to Service Corporation International and not to any of its subsidiaries.

Issuer	Service Corporation International, a Texas corporation.

Notes Offered	$200,000,000 aggregate principal amount of 4.5% senior notes due November 15, 2020.

Maturity	November 15, 2020.

Interest	4.5% per year. Interest on the notes will accrue from November 8, 2012 and will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2013.

Ranking	The notes will be our general unsecured obligations and will rank equal in right of payment with all of our other unsubordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured, including subsidiary guarantees of obligations under our second amended and restated senior credit facility.

As of September 30, 2012, on an as adjusted basis after giving effect to the issuance and sale of the notes offered hereby, and the redemption of all of our outstanding 7 3/8% Senior Notes due 2014:

•

our senior indebtedness would have been approximately $1,943.1 million, with $86.6 million outstanding under our second amended and restated senior credit facility, $1,678.9 million of currently outstanding senior notes, $177.6 million of other indebtedness, including $174.6 million of secured indebtedness, and with undrawn availability of $381.0 million under our second amended and restated senior credit facility; and

•	our subsidiaries had approximately $1,404.0 million of total indebtedness and other liabilities outstanding, including trade payables and excluding intercompany obligations and deferred revenue.

Optional Redemption	Prior to November 15, 2015, we may redeem the notes at our option, at any time in whole or in part, pursuant to a “make whole” redemption at the make whole redemption price, plus accrued and unpaid interest to the date of redemption. On or after November 15, 2015, we may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption prices specified in “Description of the notes—Optional redemption” plus accrued and unpaid interest to the date of redemption.

Change of Control	If we experience a change of control (as defined in “Description of the notes—Change of control”), each holder of the notes may require us to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

Guarantees	None.

Covenants	Under the indenture, we have agreed to certain restrictions on our ability to create or incur liens and to enter into certain sale/leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of the notes—Certain covenants.”

Use of Proceeds	We expect the net proceeds from the sale of the notes to be approximately $195 million, after deduction of expenses and the underwriting discount. We will use the net proceeds from this offering, along with a borrowing of approximately $9.6 million under our second amended and restated credit facility, to redeem all of our outstanding 7 3/8% Senior Notes due 2014.

Additional Notes	The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue and provides that notes may be issued from time to time in one or more series.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investment in the notes involves certain risks. You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-6 and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Reports on form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012 before investing in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Summary historical financial information

The following table sets forth SCI’s summary historical financial information and other data for the periods ended and at the dates indicated below. SCI’s summary historical financial information for the fiscal years 2009, 2010 and 2011 has been derived from SCI’s audited annual financial statements incorporated by reference in this prospectus supplement. The summary historical financial information for the nine months ended September 30, 2011 and 2012 has been derived from SCI’s unaudited interim financial statements incorporated by reference in this prospectus supplement. The financial information for the twelve months ended September 30, 2012 was derived by adding our financial data for the year ended December 31, 2011 to our financial data for the nine months ended September 30, 2012 and subtracting our financial data for the nine months ended September 30, 2011. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year period.

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2009	2010	2011	2011	2012	2012

	(Dollars in millions)

Statement of operations data:
Revenues	$2,054	$2,191	$2,316	$1,729	$1,781	$2,368
Gross profit	421	449	479	349	377	507
Gains (losses) on divestitures & impairment charges—net	4	9	(11)	(15)	1	5
Operating income	324	354	364	256	296	404
Income from continuing operations before income taxes	199	219	226	153	199	272
Income from continuing operations	123	127	146	102	128	172
Net income attributable to common shareholders	123	126	145	100	126	171

Financial and other data:
EBITDA (as defined)(1)	$499	$528	$550	$395	$446	$601
Adjusted EBITDA (as defined)(1)	491	528	565	414	445	596
Capital expenditures	84	98	118	86	81	113
Depreciation and amortization(2)	173	183	193	143	147	197
Net cash provided by operating activities	372	354	388	291	280	376
Net cash used in investing activities	(152)	(280)	(190)	(167)	(95)	(117)
Net cash used in financing activities	(178)	(88)	(239)	(166)	(164)	(237)

Balance sheet data (at period end):
Cash and cash equivalents	$180	$171	$129	$127	$152
Working capital(3)	10	15	(58)	(69)	(71)
Total assets	8,891	9,191	9,328	9,171	9,634
Total debt	1,890	1,855	1,885	1,888	1,914
Stockholders’ equity	1,483	1,480	1,412	1,420	1,396

(1)	“EBITDA” represents income from continuing operations plus (i) provision for income taxes, (ii) interest expense, and (iii) depreciation and amortization less (iv) interest income.

“Adjusted EBITDA” represents EBITDA further adjusted to reflect the impact of (i) (gains) losses on divestitures and impairment charges, net, (ii) other operating income, net, (iii) gain on redemption of securities, (iv) equity in earnings of unconsolidated affiliates, and (v) losses (gains) on early extinguishment of debt.

We believe that EBITDA and Adjusted EBITDA facilitate company-to-company performance comparisons by removing potential differences caused by variations in capital structure, taxation and the age and depreciation of facilities and equipment, which may vary for different companies for reasons unrelated to general performance. Our calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles in the United States (“GAAP”) and should not be used in isolation or as a substitute for net income (loss), income from continuing operations or other statement of operations data prepared in accordance with GAAP.

We do not intend to provide EBITDA or Adjusted EBITDA information for future periods in earnings press releases, filings with the SEC or in response to inquiries.

The following table provides a reconciliation from income from continuing operations to EBITDA and Adjusted EBITDA for the periods indicated:

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2009	2010	2011	2011	2012	2012

	(Dollars rounded to nearest million)
Income from continuing operations	$123	$127	$146	$102	$128	$172
Provision for income taxes	76	92	79	51	71	99
Interest expense	129	128	134	100	101	135
Interest income	(2)	(2)	(2)	(1)	(1)	(2)
Depreciation and amortization	173	183	193	143	147	197

EBITDA	499	528	550	395	446	601
(Gains) losses on divestitures and impairment charges, net	(4)	(9)	11	15	(1)	(5)
Other operating income, net	(1)	—	—	—	—	—
Equity in earnings of unconsolidated affiliates	—	—	—	—	—	—
(Gains) losses on early extinguishment of debt	(3)	9	4	4	—	—

Adjusted EBITDA	$491	$528	$565	$414	$445	$596

(2)	Depreciation and amortization expense for the years ended December 31, 2009, 2010, and 2011, the nine months ended September 30, 2011 and 2012, and the twelve months ended September 30, 2012, exclude the amortization of deferred loan costs of $7.6 million, $4.3 million, $4.4 million, $3.3 million, $3.6 million, and $4.7 million respectively, which are included in the statement of cash flows for these periods. Depreciation and amortization expense includes stock compensation expense for all periods, including $9.7 million, $8.9 million, $9.1 million, $6.8 million, $8.2 million, and $10.5 million for the years ended December 31, 2009, 2010, and 2011, the nine months ended September 30, 2011 and 2012, and the twelve months ended September 30, 2012, respectively, which were shown as a separate line item on the statement of cash flows for those periods.

(3)	Working capital represents current assets less current liabilities.

Risk factors

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below and elsewhere in this prospectus supplement and in the accompanying prospectus, including those set forth under the heading “Forward-Looking Statements” on page 2 of the accompanying prospectus. You should also consider the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 that is incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement, the accompanying prospectus or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

Risks related to the notes

Our level of indebtedness following the completion of this offering could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from fulfilling our obligations under our indebtedness, including the notes.

We have a significant amount of indebtedness. As of September 30, 2012, on an as adjusted basis after giving effect to the issuance and sale of the notes offered hereby, and the redemption of all of our outstanding 7 3/8% Senior Notes due 2014, we would have had approximately $1,943.1 million of outstanding indebtedness, consisting of $1,678.9 million of currently outstanding senior notes and $264.2 million of other indebtedness. In addition, we would have had undrawn availability of $381.0 million under our second amended and restated senior credit facility.

Our substantial indebtedness could have important consequences to you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes, including to finance our working capital, capital expenditures, acquisitions and general corporate or other purposes;

•

it could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and place us at a competitive disadvantage compared to our competitors that have less debt;

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business, or prevent us from carrying out activities that are important to our growth;

•

it could increase our interest expense if interest rates in general increase because a portion of our indebtedness, including all of our indebtedness under our second amended and restated senior credit facility, bears interest at floating rates; and

•

it could make it more difficult for us to satisfy our obligations with respect to our indebtedness, including under the notes, and any failure to comply with the obligations of any of our debt instruments, including any financial and other restrictive covenants, could result in an event of default under the indenture governing the notes or under the agreements governing our other indebtedness which, if not cured or waived, could result in the acceleration of our indebtedness under our second amended and restated senior credit facility and under the notes offered hereby.

Any of the above listed factors could materially affect our business, cash flows, financial condition and results of operations.

In addition to our high level of indebtedness, we also have significant rental and other obligations under our operating and capital leases for funeral service locations, cemetery operating and maintenance equipment and transportation equipment. These obligations could further increase the risks described above.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

A significant portion of our cash flow from operations is dedicated to pay principal and interest on outstanding debt. Our ability to make payments on and to refinance our indebtedness, including the notes offered hereby, and to fund our operations, working capital, capital expenditures and any future acquisitions, will principally depend upon our ability to generate cash flow from our future operations. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control. In addition, a portion of our indebtedness, as well as any future indebtedness under our second amended and restated senior credit facility, bears interest at floating rates, and, therefore, if interest rates increase, our debt service requirements will increase.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our second amended and restated senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund other liquidity needs.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

The indenture governing the notes offered hereby does not limit our ability to incur additional indebtedness. Although covenants under the credit agreement governing our second amended and restated senior credit facility limit our ability and the ability of our present and future subsidiaries to incur certain additional indebtedness, the terms of the credit agreement and those debt securities permit us to incur significant additional indebtedness, including unused availability under our second amended and restated senior credit facility. As of September 30, 2012, on an as adjusted basis after giving effect to this offering, we had $381.0 million available for additional borrowing under our second amended and restated senior credit facility. In addition, neither the second amended and restated senior credit facility nor the indenture prevents us from incurring obligations that do not constitute indebtedness as defined in those documents or prevents our subsidiaries from incurring certain obligations. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

The notes lack certain covenants typically found in other comparably rated public debt securities.

Although the notes are rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection of several financial and other restrictive covenants typically associated with comparably rated public debt securities, including:

•	incurrence of additional indebtedness;

•	payment of dividends and other restricted payments;

•	sale of assets and the use of proceeds therefrom;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.

We may not be able to repurchase the notes upon a change of control, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

Upon the occurrence of specific kinds of change of control events, we must offer to purchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We may not have sufficient funds available to make any required repurchases of the notes, and restrictions under our second amended and restated senior credit facility may not allow that repurchase. If we fail to repurchase notes in that circumstance, we will be in default under the indenture governing the notes and, in turn, under our second amended and restated senior credit facility. In addition, certain change of control events will constitute an event of default under our second amended and restated senior credit facility. A default under our second amended and restated senior credit facility would result in an event of default under the indenture if the administrative agent or the lenders accelerate our debt under our second amended and restated senior credit facility. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our second amended and restated senior credit facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control. See “Description of other indebtedness—Second amended and restated senior credit facility” and “Description of the notes—Change of control.”

Our subsidiaries are not guarantors of the notes and, therefore, the notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of our existing and future subsidiaries.

The claims of creditors of our subsidiaries will be required to be paid before the holders of the notes have a claim, if any, against our subsidiaries and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of notes would not receive any amounts with respect to the notes from the assets of such subsidiary until after the payment in full of the claims of the creditors of such subsidiary.

As of September 30, 2012, our subsidiaries had approximately $1,404.0 million of total indebtedness and other liabilities outstanding, including trade payables and excluding intercompany obligations and deferred revenues. In addition, certain of our subsidiaries are guarantors of any indebtedness that we may incur under our second amended and restated senior credit facility.

We are a holding company; therefore, our ability to repay our indebtedness, including the notes, is dependent on cash flow generated by our subsidiaries and their ability to make distributions to us.

We are a holding company with no significant operations or material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Our subsidiaries are not guarantors of the notes and do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

The notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations.

The notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations. As of September 30, 2012, we had approximately $174.6 million of secured indebtedness, which is effectively senior to the notes. Substantially all of our secured indebtedness consists of capital leases.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is no established trading market. Although the underwriters have advised us that they currently intend to make a market for the notes, they have no obligation to do so, and may discontinue their market-making activities at any time without notice. In addition, any market-making activity will be subject to limits imposed by federal securities laws and may be limited during the offering of the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our operating performance and financial condition, the market for similar securities, the interest of securities dealers in making a market for the notes, prevailing interest rates and other factors. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure holders of the notes that the market, if any, will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which the holders may sell their notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline.

The notes have been rated by rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Risks related to our business

Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities, and mutual funds, which are affected by market conditions that are beyond our control.

In connection with our preneed funeral and preneed cemetery merchandise and service sales, most of our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities and mutual funds. Our earnings and investment gains and losses on these equity securities and mutual funds are affected by financial market conditions that are beyond our control.

The following table summarizes our investment returns (realized and unrealized), excluding certain fees, on our trust funds for the nine months ended September 30, 2012 and the last three years ended December 31:

	2009	2010	2011	Nine months ended September 30, 2012

Preneed funeral merchandise and service trust funds	23.0%	12.3%	0.7%	10.7%
Preneed cemetery merchandise and service trust funds	27.3%	14.0%	0.7%	11.6%
Perpetual care trust funds	22.4%	13.0%	5.2%	9.0%

Generally, earnings or gains and losses on our trust investments are recognized, and we withdraw cash, when the underlying service is performed, merchandise is delivered or upon contract cancellation; however, our cemetery perpetual care trusts recognize earnings and, in certain states, capital gains and losses, and we withdraw cash when we incur qualifying cemetery maintenance costs.

If the investments in our trust funds experience significant declines in 2012 or subsequent years, there could be insufficient funds in the trusts to cover the costs of delivering services and merchandise or maintaining cemeteries in the future. We may be required to cover any such shortfall with cash flows from operations, which could have a material adverse effect on our financial condition, results of operations or cash flows.

If the fair market value of these trusts, plus any other amount due to us upon delivery of the associated contracts, were to decline below the estimated costs to deliver the underlying products and services, we would record a charge to earnings to record a liability for the expected losses on the delivery of the associated contracts. As of September 30, 2012, no such charge has been required.

We may be required to replenish our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.

In certain states and provinces, we have withdrawn allowable distributable earnings including unrealized gains prior to the maturity or cancellation of the related contract. Additionally, some states have laws that either require replenishment of investment losses under certain circumstances or impose various restrictions on withdrawals of future earnings when trust fund values drop below certain prescribed amounts. In the event of market declines, we may be required to deposit portions or all of these amounts into the respective trusts in some future period. As of September 30, 2012, we had unrealized losses of $4.6 million in the various trusts in these states.

Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.

Our strategic plan is focused on cost management and the continued implementation of key revenue initiatives. Many of the factors that impact our ability to execute our strategic plan, such as the number of deaths and general economic conditions, are beyond our control. Changes in operating conditions, such as supply disruptions and labor disputes, could negatively impact our operations. Our inability to achieve the levels of cost savings, productivity improvements, or earnings growth anticipated by management could affect our financial performance. Our inability to complete acquisitions, divestitures, or strategic alliances as planned or to realize expected synergies and strategic benefits could impact our financial performance. We cannot give assurance that we will be able to execute any part or all of our strategic plan. Failure to execute any part or all of our strategic plan could have a material adverse effect on our financial condition, results of operations or cash flows.

Our credit agreement contains covenants that may prevent us from engaging in certain transactions.

Our second amended and restated senior credit facility contains, among other things, various affirmative and negative covenants that may prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. The covenants limit, among other things, our and our subsidiaries’ ability to:

•	Incur additional indebtedness (including guarantee obligations);

•	Create liens on assets;

•	Engage in certain transactions with affiliates;

•	Enter into sale-leaseback transactions;

•	Engage in mergers, liquidations, and dissolutions;

•	Sell assets;

•	Pay dividends, distributions, and other payments in respect of our capital stock;

•	Purchase our capital stock in the open market;

•	Make investments, loans, or advances;

•	Repay indebtedness or amend the agreements relating thereto;

•	Create restrictions on our ability to receive distributions from subsidiaries; and

•	Change our lines of business.

Our second amended and restated senior credit facility also requires us to maintain certain leverage and interest coverage ratios. Complying with these covenants and ratios may require us to take actions to reduce our indebtedness or act in a manner contrary to our strategic plan and business objectives. In addition, events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants. A breach of any of these covenants could result in a default of our indebtedness. If an event of default under our second amended and restated senior credit facility occurs, and such event of default continues unremedied for 30 days after we receive notice thereof, the lenders party thereto could elect to declare all amounts outstanding thereunder, together with accrued interest, immediately due and payable. Any such declaration would also result in an event of default under our senior indenture governing our various senior notes.

If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.

We have entered into arrangements with certain surety companies whereby such companies agree to issue surety bonds on our behalf as financial assurance or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been issued to support our preneed funeral and cemetery activities. In the event all of such surety companies cancel or do not renew our surety bonds, which generally have twelve-month renewal periods, we would be required to either obtain replacement coverage or fund approximately $182.8 million into state-mandated trust accounts as of September 30, 2012.

The funeral home and cemetery industry continues to be increasingly competitive.

In North America, the funeral home and cemetery industry is characterized by a large number of locally-owned, independent operations. To compete successfully, our funeral service locations and cemeteries must maintain good reputations and high professional standards, as well as offer attractive products and services at competitive prices. In addition, we must market the Company in such a manner as to distinguish us from our competitors. We have historically experienced price competition from independent funeral home and cemetery operators, monument dealers, casket retailers, low-cost funeral providers, and other non-traditional providers of services and merchandise. If we are unable to successfully compete, our financial condition, results of operations, and cash flows could be materially adversely affected.

Increasing death benefits related to preneed funeral contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed funeral service.

We sell price-guaranteed preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. For preneed funeral contracts funded through life insurance or annuity contracts, we receive in cash a general agency commission that typically averages approximately 19.2% of the total sale from the third-party insurance company. Additionally, we receive an increasing death benefit associated with the contract of approximately 1% per year in cash at the time the funeral is performed. There is no guarantee that the increasing death benefit will cover future increases in the cost of providing a price-guaranteed funeral service, and any such excess cost could be materially adverse to our future cash flows, revenues, and operating margins.

The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues.

Where permitted, customers may arrange their preneed funeral contract by purchasing a life insurance or annuity policy from third-party insurance companies. The customer/policy holder assigns the policy benefits to our funeral home to pay for the preneed funeral contract at the time of need. If the financial condition of the third-party insurance companies were to deteriorate materially because of market conditions or otherwise, there could be an adverse effect on our ability to collect all or part of the proceeds of the life insurance policy, including the annual increase in the death benefit, when we fulfill the preneed contract at the time of need. Failure to collect such proceeds could have a material adverse effect on our financial condition, results of operations, or cash flows.

Unfavorable results of litigation, including currently pending class action cases concerning cemetery or burial practices, could have a material adverse impact on our financial statements.

We are subject to a variety of claims and lawsuits in the ordinary course of our business. Adverse outcomes in some or all of the pending cases may result in significant monetary damages or injunctive relief against us, as litigation and other claims are subject to inherent uncertainties. One or more classes of plaintiffs have been certified in two of our currently pending cases relating to burial or cemetery practices. Although we are appealing the class certifications or seeking to de-certify the classes, an adverse result in these cases, or any of our other pending lawsuits or other lawsuits that may arise in the future, could have a material adverse impact on our financial position, cash flows, and results of operations.

Unfavorable publicity could affect our reputation and business.

Since our operations relate to life events involving emotional stress for our client families, our business is dependent on consumer trust and confidence. Unfavorable publicity about our business generally or in relation to any specific location could affect our reputation and consumers’ trust and confidence in our products and services, thereby having an adverse impact upon our sales and financial results as well as the price of our common stock.

If the number of deaths in our markets declines, our cash flows and revenues may decrease.

If the number of deaths declines, the number of funeral services and interments performed by us could decrease and our financial condition, results of operations and cash flows could be materially adversely affected.

The continuing upward trend in the number of cremations performed in North America could result in lower revenues and gross profit.

There is a continuing upward trend in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. In our North American operations during the nine months ended September 30, 2012, 45.1% of the comparable funeral services we performed were cremation cases compared to 44.4% performed in the nine months ended

September 30, 2011. During the year ended December 31, 2011, 44.4% of the comparable funeral services we performed were cremation cases compared to 41.9% and 40.9% performed in 2010 and 2009, respectively. We continue to expand our cremation memorialization products and services, which have resulted in higher average revenues for cremation services performed. If we are unable to successfully expand our cremation memorialization products and services, and cremations remain a significant percentage of our funeral services, our financial condition, results of operations, and cash flows could be materially adversely affected.

Our funeral home and cemetery businesses are high fixed-cost businesses.

The majority of our operations are managed in groups called “markets.” Markets are geographical groups of funeral service locations and cemeteries that share common resources such as operating personnel, preparation services, clerical staff, motor vehicles, and preneed sales personnel. Personnel costs, the largest component of our operating expenses, are the cost components most beneficially affected by this grouping. We must incur many of these costs regardless of the number of funeral services or interments performed. Because we cannot necessarily decrease these costs when we experience lower sales volumes, a sales decline may cause our margin percentages to decline at a greater rate than the decline in revenues.

Regulation and compliance could have a material adverse impact on our financial results.

Our operations are subject to regulation, supervision, and licensing under numerous foreign, federal, state and local laws, ordinances, and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services, and various other aspects of our business. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. Our facilities are also subject to stringent health, safety and environmental regulations. Violations of applicable laws could result in fines or sanctions against us.

Businesses in general are subject to the impact of recent major legislation, including the Patient Protection and Affordable Care Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Many provisions of these complex laws could impact our business, and many of the provisions require implementation through regulations that have not yet been promulgated. Although we do not know the ultimate impact of these laws, we expect such laws will increase the potential risks of failure to comply and that compliance with such laws will increase our costs.

In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs and decrease cash flows. For example, foreign, federal, state, local, and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the deathcare industry. These include regulations that require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding, increase trust requirements, require the deposit of funds or collateral to offset unrealized losses of trusts, and/or prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on our financial condition, results of operations, and cash flows.

Compliance with laws, regulations, industry standards, and customs concerning burial procedures and the handling and care of human remains is critical to the continued success of our business and any operations we may acquire. Litigation and regulatory proceedings regarding these issues could have a material adverse effect on our financial condition, results of operations and cash flows. We are continually monitoring and reviewing our operations in an effort to insure that we are in compliance with these laws, regulations, and standards and, where appropriate, taking appropriate corrective action.

Cemetery burial practice claims could have a material adverse impact on our financial results.

Our cemetery practices have evolved and improved over time. Most of our cemeteries have been operating for decades and therefore, may have used practices and procedures that are outdated in comparison to today’s standards. When cemetery disputes occur, we may be subjected to litigation and liability for improper burial practices, including (1) burial practices of a different era that are judged today in hindsight as being outdated, and (2) alleged violations of our practices and procedures by one or more of our associates. For example, the plaintiffs in F. Charles Sands, et al. v. Eden Memorial Park, et al., described further in the documents incorporated by reference in this prospectus supplement, allege improper burial practices dating from February 1985 to September 2009. In addition, since we acquired most of our cemeteries, we may be subject to litigation and liability based upon actions or events that occurred before we acquired or managed the cemeteries. Claims or litigation based upon our cemetery burial practices could have a material adverse impact on our financial condition, results of operations, and cash flows.

A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.

The number of tax years with open tax audits varies depending on the tax jurisdiction. In the United States, the Internal Revenue Service is currently examining our tax returns for 1999 through 2005 and various state jurisdictions are auditing our tax returns from 2006 through 2010. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe that our accruals reflect the probable outcome of known tax contingencies. However, unfavorable settlement of any particular issue may reduce a deferred tax asset or require the use of cash. Favorable resolution could result in reduced income tax expense reported in the financial statements in the future.

Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future goodwill impairments.

In addition to an annual review, we assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may be greater than fair value. Factors that could trigger an interim impairment review include, but are not limited to, a significant decline in our stock price, significant underperformance relative to historical or projected future operating results and significant negative industry or economic trends. If these factors occur, we may have a triggering event, which could result in impairment to our goodwill. Based on the results of our annual goodwill impairment test in 2011, we concluded that there was no impairment of our goodwill. However, if economic conditions worsen causing deterioration in our operating revenues, operating margins and cash flows, we may have a triggering event that could result in an impairment of our goodwill. Our cemetery segment, which has a goodwill balance of $64.1 million as of September 30, 2012, is more sensitive to market conditions and goodwill impairments because it is more reliant on preneed sales, which are impacted by customer discretionary spending.

Use of proceeds

We expect the net proceeds from the sale of the notes to be approximately $195 million, after deduction of expenses and the underwriting discount. We will use the net proceeds from this offering, along with a borrowing of approximately $9.6 million under our second amended and restated credit facility, to redeem all of our outstanding 7 3/8% Senior Notes due 2014. In order to effectuate such redemption, we intend, promptly upon consummation of this offering, to deliver notice to holders of the 2014 Notes of the redemption, which notice must be delivered at least 30 days prior to the redemption date.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2012 and as adjusted to give effect to the issuance and sale of the notes offered hereby, and the redemption of all of our outstanding 7 3/8% Senior Notes due 2014. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated by reference herein.

	As of September 30, 2012
	Actual	As adjusted

	(Unaudited, dollars in millions)
Cash and cash equivalents	$151.5	$151.5

Debt:
Senior credit facility(1)	$77.0	$86.6
Senior notes due 2020 offered hereby	0.0	200.0
Existing debentures due 2013	4.8	4.8
Existing senior notes due 2014	180.7	0.0
Existing senior notes due 2015	136.5	136.5
Existing senior notes due 2016	197.4	197.4
Existing senior notes due 2017	295.0	295.0
Existing senior notes due 2018	250.0	250.0
Existing senior notes due 2019	250.0	250.0
Existing senior notes due 2021	150.0	150.0
Existing senior notes due 2027	200.0	200.0
Other debt	172.8	172.8

Total debt	1,914.2	1,943.1
Total stockholders’ equity	1,374.6	1,351.5
Non-controlling interests	21.3	21.3

Total capitalization	$3,310.1	$3,315.9

(1)	The amount of outstanding indebtedness under the second amended and restated senior credit facility immediately prior to the time of this offering is expected to be approximately $77.0 million.

Description of other indebtedness

Second amended and restated senior credit facility

Overview

The second amended and restated senior credit facility was effective March 18, 2011. The following description is only a summary of certain material provisions of the second amended and restated senior credit facility, does not purport to be complete and is qualified in its entirety by reference to the provisions of the credit agreement evidencing the second amended and restated senior credit facility.

The second amended and restated senior credit facility provides financing of up to $500 million, and includes borrowing capacity available for letters of credit and for borrowings on same-day notice referred to as the swingline loans.

JPMorgan Chase Bank, N.A. acts as the sole administrative agent under the second amended and restated senior credit facility.

Interest rates and fees

Borrowings under the second amended and restated senior credit facility bear interest at a rate equal to, at our option, either (a) a LIBOR rate adjusted for certain additional costs, plus an applicable margin (currently 2.0%) or (b) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds rate plus 0.5% and (3) one-month LIBOR rate (adjusted for certain costs) plus 1.0%, in each case, plus an applicable margin (currently 2.0%). The current rate of interest for borrowings under the senior credit facility is 2.22%. The applicable margin for borrowings under the senior credit facility may change subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the second amended and restated senior credit facility, we are required to pay a commitment fee to the lenders in respect of the average daily unutilized commitments thereunder. The current commitment fee rate is 0.35% per annum. The commitment fee rate may be changed subject to our attaining certain leverage ratios. With respect to outstanding letters of credit, we pay customary fees, which are equal to the applicable margin for LIBOR borrowings under the second amended and restated senior credit facility, plus fronting fees of 0.125% per annum.

Prepayments

We may voluntarily repay outstanding loans under the second amended and restated senior credit facility at any time, in whole or in part, subject to customary “breakage” costs with respect to LIBOR loans. We may reduce and, with the approval of new and/or increasing lenders, increase commitments under the second amended and restated senior credit facility at any time, in whole or in part, subject to minimum and, in the case of any increase, maximum amounts.

Guarantees

All obligations under the second amended and restated senior credit facility and any interest rate protection and other permitted hedging arrangements and overdrafts resulting from cash management arrangements are unconditionally guaranteed by certain of our existing and subsequently acquired or organized subsidiaries.

Certain covenants

The second amended and restated senior credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability or the ability of our subsidiaries to:

•	incur additional indebtedness (including guarantee obligations);

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers, liquidations and dissolutions;

•	sell assets;

•	enter into leases;

•	pay dividends, distributions and other payments in respect of capital stock, and purchase our capital stock in the open market;

•	make investments, loans or advances;

•	repay subordinated indebtedness or amend the agreements relating thereto;

•	engage in certain transactions with affiliates;

•	change our fiscal year;

•	create restrictions on our ability to receive distributions from subsidiaries; and

•	change our lines of business.

In addition, the second amended and restated senior credit facility requires us to maintain the following financial covenants:

•	a maximum total leverage ratio; and

•	a minimum interest coverage ratio.

The second amended and restated senior credit facility also contains customary affirmative covenants.

Events of default

The second amended and restated senior credit facility specifies certain customary events of default, including, among others: failure to pay principal, interest or other amounts; inaccuracy of representations and warranties; violation of covenants; cross events of default; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; and change of control.

Existing senior indebtedness

As of September 30, 2012, on an as adjusted basis after giving effect to the issuance and sale of the notes offered hereby, and the redemption of all of our outstanding 7 3/8% Senior Notes due 2014, we had the following outstanding existing notes and debentures in the principal amounts set forth in the table below:

September 30, 2012

(Dollars in millions)
7.875% debentures due 2013	$5
6.750% senior notes due 2015	137
6.750% senior notes due 2016	197
7.000% senior notes due 2017	295
7.625% senior notes due 2018	250
7.000% senior notes due 2019	250
8.000% senior notes due 2021	150
7.500% senior notes due 2027	200
Senior notes offered hereby	200

All of the existing notes and debentures listed above were issued under our Senior Indenture dated February 1, 1993, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, as trustee. Each of these senior debt securities is our general unsecured obligations, which rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness, including the notes offered hereby. The indenture contains covenants that, among other things, restrict, subject to certain exceptions, our ability to create liens on assets and enter into sale and leaseback transactions. The indenture contains customary events of default. These senior debt securities other than the senior notes offered hereby are redeemable, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. The senior notes offered hereby are redeemable in whole or in part at any time prior to November 15, 2015 at a redemption price equal to 100% principal amount plus a “make whole” premium plus accrued and unpaid interest, if any, to the date of redemption. On or after November 15, 2015, we may redeem the notes offered hereby at our option, at any time in whole or from time to time in part, at the redemption price specified in “Description of the notes—Optional redemption.”

As of September 30, 2012, we also had outstanding $5.9 million of existing mortgage notes and other indebtedness with various maturities through 2047 and $171.4 million of capital leases. Our capital leases principally relate to funeral home facilities and transportation equipment.

Description of the notes

SCI will issue the notes under a supplemental indenture to be dated November 8, 2012 (the “Supplemental Indenture”), to our senior indenture dated February 1, 1993 (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. References to the “Indenture” in this “Description of the notes” include the Supplemental Indenture.

In this description, the words “Company,” “SCI,” “we,” “us,” and “ours” refer only to Service Corporation International and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture and the notes, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture and the notes, including definitions therein of certain terms. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the notes. You may request copies of the Indenture at our address set forth under the heading “Where you can find more information.”

Brief description of the notes

The notes:

•	are general unsecured obligations of the Company;

•	are senior in right of payment to all future subordinated debt of the Company;

•	are equal in right of payment to all existing and future senior debt of the Company;

•	are effectively subordinated in right of payment to all of the Company’s existing and future secured debt to the extent of the value of the assets securing that debt; and

•

are structurally subordinated in right of payment to all of the liabilities and obligations, including trade payables, of each of our subsidiaries, including subsidiary guarantees of our second amended and restated senior credit facility.

Principal, maturity and interest

The Company will issue the notes initially in an aggregate principal amount of $200 million. The notes will mature on November 15, 2020. The Company will issue the notes in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We are permitted to issue more notes from time to time under the Indenture on the same terms and conditions as the notes being offered hereby in an unlimited additional aggregate principal amount (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments and redemptions. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any Additional Notes actually issued.

Interest on the notes will accrue at a rate of 4.5% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2013. We will make each interest payment to the Holders of record of the notes at the close of business on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional redemption

Prior to November 15, 2015, the notes will be redeemable, in whole or in part, at our option at any time, upon at least 30 days’ and not more than 60 days’ notice to the Holders, at a redemption price equal to the greater of:

(1) 100% of the principal amount of such notes to be redeemed; and

(2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

On and after November 15, 2015, the notes will be redeemable, in whole or in part, at our option at any time, upon at least 30 days’ and not more than 60 days’ notice to the Holders, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption price

2015	103.375%
2016	102.250%
2017	101.125%
2018 and thereafter	100.000%

Selection

If we redeem less than all of the notes at any time, the Trustee will select or cause to be selected notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the Trustee may select for redemption portions of the principal amount of any note of a denomination larger than $1,000.

Mandatory redemption; open market purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption “—Change of control.” We may at any time and from time to time purchase notes in the open market or otherwise.

Ranking

Senior indebtedness versus notes

The indebtedness evidenced by the notes will be unsecured and will rank equally in right of payment to all existing and future senior debt of the Company.

As of September 30, 2012, after giving effect to this offering and the application of the proceeds therefrom, the senior indebtedness of the Company would have been approximately $1,943.1 million, including $1,678.9 million of currently outstanding senior notes, $86.6 million outstanding under our second amended and restated senior credit facility, and $177.6 million of other indebtedness.

The notes are unsecured obligations of the Company. Existing and future secured debt and other secured obligations of the Company will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of subsidiaries versus notes

Substantially all of our operations are conducted through our subsidiaries. The notes are not guaranteed by any of our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by our subsidiaries, and claims of preferred stockholders of our subsidiaries, generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including Holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries. At September 30, 2012, our subsidiaries had approximately $1,404.0 million of total indebtedness, including trade payables and excluding intercompany obligations and deferred revenues. In addition, certain of our subsidiaries are guarantors of our indebtedness that we may incur under our second amended and restated senior credit facility.

Change of control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(2) individuals who on the Issue Date constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(3) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer with respect to notes following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all such notes has been given pursuant to the Indenture as described herein under the caption “—Optional redemption” unless and until there has been a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. The Company does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness or permit our assets to become subject to liens are contained in the covenant described under “—Certain covenants—Limitation on liens.” Such restrictions can only be waived with respect to the notes with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The credit agreement governing our second amended and restated senior credit facility prohibits us from purchasing any notes upon a Change of Control prior to the maturity of the borrowings thereunder, and also provides that the occurrence of certain change of control events would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Credit Facility restrict or prohibit the purchase of notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such indebtedness under any applicable Credit Facility or (2) obtain the requisite consents under any applicable Credit Facility to permit the repurchase of the notes. If we do not repay such indebtedness or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the credit agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to another Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above. The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with respect to the notes with the written consent of the Holders of a majority in principal amount of the notes.

Certain covenants

Limitation on liens

We will not, and we will not permit any of our subsidiaries to, mortgage, pledge, encumber or subject to any lien or security interest to secure any of our indebtedness or any indebtedness of any subsidiary (other than indebtedness owing to us or a wholly owned subsidiary) any assets without providing that the senior debt securities issued pursuant to the Indenture, including the notes, shall be secured equally and ratably with (or prior to) any other indebtedness so secured, unless, after giving effect thereto, the aggregate outstanding amount of all such secured indebtedness of us and our subsidiaries (excluding secured indebtedness existing as of September 30, 2012, and any extensions, renewals or refundings thereof that do not increase the principal amount of indebtedness so extended, renewed or refunded and excluding secured indebtedness incurred as set forth in the next paragraph), together with all outstanding Attributable Indebtedness from sale and leaseback transactions described in the first bullet point under “—Limitation on sale and leaseback transactions” below, would not exceed 10% of Adjusted Consolidated Net Tangible Assets of us and our subsidiaries on the date such indebtedness is so secured.

This restriction will not prevent us or any subsidiary:

•

from acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or from creating within one year of such acquisition mortgages, pledges, encumbrances or liens upon property acquired by us or any subsidiary after September 30, 2012, as security for purchase money obligations incurred by us or any subsidiary in connection with the acquisition of such property, whether payable to the person from whom such property is acquired or otherwise;

•	from mortgaging, pledging, encumbering or subjecting to any lien or security interest current assets to secure current liabilities;

•

from mortgaging, pledging, encumbering or subjecting to any lien or security interest property to secure indebtedness under one or more Credit Facilities in an aggregate principal amount not to exceed $500 million;

•

from extending, renewing or refunding any indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto, provided that the principal amount of such indebtedness so extended, renewed or refunded shall not be increased; or

•

from securing the payment of workmen’s compensation or insurance premiums or from making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.

Limitation on sale and leaseback transactions

We will not, and we will not permit any of our subsidiaries to, enter into any transaction with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to us or a subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by us or such subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either:

•

such transaction is the substantial equivalent of a mortgage, pledge, encumbrance, lien or security interest which we or any subsidiary would have been permitted to create under the covenant described in “—Limitation on liens” without equally and ratably securing all senior debt securities (including the notes) then outstanding under the Indenture; or

•	within 120 days after such transaction we applied (and in any such case we covenant that we will so apply) an amount equal to the greater of

•	the net proceeds of the sale of the real property leased pursuant to such transaction or

•	the fair value of the real property so leased at the time of entering into such transaction (as determined by our board of directors)

to the retirement of Funded Debt of SCI; provided that the amount to be applied to the retirement of Funded Debt of SCI shall be reduced by: (1) the principal amount of any senior debt securities outstanding under the Indenture delivered within 120 days after such sale to the Trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than senior debt securities outstanding under the Indenture, voluntarily retired by us within 120 days after such sale; provided, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, we will furnish to the Trustee and to any Holders of the notes who so request, within 15 days of the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

In addition, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Consolidation, merger or sale of assets

We may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of our property and assets to any other corporation authorized to acquire and operate the same, provided, that, in any such case,

•

immediately after such transaction we or such other corporation formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions in the Indenture to be kept or performed by us;

•

the corporation (if other than SCI) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States, any state thereof or the District of Columbia; and

•

the corporation (if other than SCI) formed by such consolidation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, our obligations under the Indenture.

In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for us, with the same effect as if it had been named in the Indenture as SCI, and, except in the case of a lease, we shall be relieved of any further obligation under the Indenture and any senior debt securities, including the notes, issued thereunder.

Discharge and defeasance

We may discharge or defease our obligations with respect to the notes as set forth below.

We may discharge all of our obligations (except those set forth below) to Holders of the notes that have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding notes.

We may also discharge at any time all of our obligations (except those set forth below) to Holders of the notes (“defeasance”) if, among other things:

•

we irrevocably deposit with the Trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay the principal of, premium, if any, and interest, if any, on all outstanding notes when due, and such funds have been so deposited for 91 days;

•	such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which we are a party or by which we are bound; and

•

we deliver to the Trustee an opinion of counsel to the effect that the Holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and that such defeasance will not otherwise alter the United States federal income tax treatment of principal, premium, if any, and interest payments on the notes. Such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law, since such a result would not occur under current tax law.

In the event of such discharge and defeasance of the notes, the Holders thereof would be entitled to look only to such trust funds for payment of the principal of, premium, if any, and interest on the notes.

Notwithstanding the preceding, no discharge or defeasance described above shall affect the following obligations to or rights of the Holders of such notes:

(1) rights of registration of transfer and exchange of notes;

(2) rights of substitution of mutilated, defaced, destroyed, lost or stolen notes;

(3) rights of Holders of notes to receive payments of principal thereof, premium, if any, and interest thereon when due from the trust funds held by the Trustee;

(4) the rights, obligations, duties and immunities of the Trustee;

(5) the rights of Holders of notes as beneficiaries with respect to property deposited with the Trustee payable to all or any of them; and

(6) our obligation to maintain an office or agency for notice, payments and transfers in respect of notes.

Modification of the indenture

SCI and the Trustee may enter into supplemental indentures without the consent of any Holders of senior debt securities outstanding thereunder to:

•	evidence the assumption by a successor corporation of our obligations under the Indenture;

•	add covenants or make the occurrence and continuance of a default in such additional covenants a new Event of Default for the protection of the Holders of debt securities;

•

cure any ambiguity or correct any inconsistency in the Indenture or amend the Indenture in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the Holders of senior debt securities issued thereunder;

•	establish the form and terms of any series of senior debt securities to be issued pursuant to the Indenture;

•	evidence the acceptance of appointment by a successor Trustee; or

•	secure the senior debt securities with any property or assets.

The Indenture also contains provisions permitting us and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the notes then outstanding, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the Holders of notes; provided that neither we nor the Trustee may, without the consent of the Holder of each outstanding note:

•

extend the stated maturity of the principal of the notes, reduce the principal amount thereof, reduce the rate or extend the time of payment of any interest thereon, reduce or alter the method of computation of any amount payable on redemption thereof, change the coin or currency in which principal, premium, if any, and interest are payable, or impair or affect the right of any Holder to institute suit for the enforcement of any payment thereof; or

•	reduce the percentage in aggregate principal amount of notes, the consent of the Holders of which is required for any such modification.

Events of default

An Event of Default with respect to the notes is defined as being any one or more of the following events:

(1) failure to pay any installment of interest on such notes for 30 days;

(2) failure to pay the principal of or premium, if any, on any of the notes when due;

(3) failure to perform any other of the covenants or agreements in the notes or in the Indenture that continues for a period of 60 days after being given written notice;

(4) if a court having jurisdiction enters a bankruptcy order or a judgment, order or decree adjudging SCI bankrupt or insolvent, or an order for relief for reorganization, arrangement, adjustment or composition of or in respect of SCI and the judgment, order or decree remains unstayed and in effect for a period of 60 consecutive days;

(5) if we institute a voluntary case in bankruptcy, or consent to the institution of bankruptcy or insolvency proceedings against us, or file a petition seeking, or seek or consent to, reorganization, arrangement, composition or relief, or consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of SCI or of substantially all of our property, or we shall make a general assignment for the benefit of creditors; or

(6) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any subsidiary (other than non-recourse indebtedness), whether such indebtedness exists on the date of the Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $10,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to us by the Trustee by registered mail, or to us and the Trustee by the Holders of at least 25 percent in aggregate principal amount of the notes then outstanding, a written notice specifying each such default and requiring us to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture.

If an Event of Default with respect to the notes then outstanding occurs and is continuing, then, and in each and every such case, unless the principal of all of the notes then outstanding shall have already become due and payable, either the Trustee or the Holders of not less than

25 percent in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders of notes), may declare the unpaid principal amount of all notes then outstanding and the optional redemption premium, if any, and interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the unpaid principal amount of the notes shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, we shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all notes and the principal of any and all notes which shall have become due otherwise than by acceleration (with interest on overdue installments of interest to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by such notes to the date of such payment or deposit) and the reasonable compensation, disbursements, expenses and advances of the Trustee, and any and all defaults under the Indenture, other than the nonpayment of such portion of the principal amount of and accrued interest on such notes which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the Indenture or provision deemed by the Trustee to be adequate shall have been made therefor, then and in every such case the Holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to us and to the Trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. If any Event of Default with respect to us specified in clause (4) or (5) above occurs, the unpaid principal amount and accrued interest on all notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Holder of notes.

If the Trustee shall have proceeded to enforce any right under the Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case we, the Trustee and the Holders of such notes shall be restored respectively to their several positions and rights under the Indenture, and all rights, remedies and powers of SCI, the Trustee and the Holders of such notes shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1) or (2) above, the Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the Trustee by us, a paying agent or any Holder of such notes.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the notes, unless such Holders shall have offered to the Trustee reasonable security or indemnity.

No Holder of notes then outstanding shall have any right by virtue of or by availing of any provision of the Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or the notes or for the appointment of a receiver or trustee or similar official, or for any other remedy under the Indenture or under the notes, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, and unless the Holders of not less than 25 percent in aggregate principal amount of such notes then outstanding shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. Notwithstanding any other provisions in the Indenture, however, the right of any Holder of notes to receive payment of the principal of, premium, if any, and interest on such notes, on or after the respective due dates expressed in such notes, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such Holder.

The Holders of at least a majority in aggregate principal amount of the notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such notes; provided that (subject to certain exceptions) the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability. The Holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding may on behalf of the Holders of all notes waive any past default or Event of Default and its consequences except a default in the payment of premium, if any, or interest on, or the principal of, such notes. Upon any such waiver we, the Trustee and the Holders of all notes shall be restored to our and their former positions and rights under the Indenture, respectively; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default shall for all purposes of the notes and the Indenture be deemed to have been cured and to be not continuing.

The Trustee shall, within 90 days after the occurrence of a default, with respect to the notes then outstanding, mail to all Holders of such notes, as the names and the addresses of such Holders appear upon the applicable notes register, notice of all defaults known to the Trustee with respect to such notes, unless such defaults shall have been cured before the giving of such notice (the term “defaults” for the purpose of these provisions being hereby defined to be the events specified in clauses (1), (2), (3), (4), (5), and (6) above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in said clause (3) or (6) but in the case of any default of the character specified in said clause (3) or (6) no such notice to Holders of the notes shall be given until at least 60 days after the giving of written notice thereof to us pursuant to said clause (3) or (6), as the case may be); provided that, except in the case of default in the payment of the principal of, premium, if any, or interest on any of the notes, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interests of the Holders of such notes.

We are required to furnish to the Trustee annually a statement as to the fulfillment by us of all of our obligations under the Indenture.

Governing law

The Indenture and the notes are governed by the laws of the State of Texas.

Definitions

For all purposes of the Indenture, the following terms shall have the respective meanings set forth below (except as otherwise expressly provided or unless the context otherwise clearly requires). All accounting terms used in the Indenture and herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted at the Issue Date.

“Adjusted Consolidated Net Tangible Assets” means, at the time of determination, the aggregate amount of total assets included in SCI’s most recent quarterly or annual consolidated balance sheet prepared in accordance with generally accepted accounting principles, net of applicable reserves reflected in such balance sheet, after deducting the following amounts reflected in such balance sheet:

•	goodwill;
•	deferred charges and other assets;
•	preneed funeral receivables and trust investments;
•	preneed cemetery receivables and trust investments;
•	cemetery perpetual care trust investments;
•	current assets of discontinued operations;
•	non-current assets of discontinued operations;
•	other like intangibles; and
•	current liabilities (excluding, however, current maturities of long-term debt).

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Attributable Indebtedness”, when used with respect to any sale and leaseback transaction, means, at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Credit Facilities” means one or more debt facilities with banks or other institutional lenders providing for revolving credit or term loans or letters of credit.

“Funded Debt” means indebtedness for money borrowed which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such indebtedness.

“Holder” means, in the case of any note, the Person in whose name such note is registered in the security register kept by the Company for that purpose in accordance with the terms of the Indenture.

“Issue Date” means November 8, 2012.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Prospectus Supplement” means the prospectus supplement relating to the issuance of the notes dated November 5, 2012.

“Quotation Agent” means the Reference Treasury Dealer appointed by SCI.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by SCI.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by SCI, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to SCI by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third business day preceding the redemption date.

“Trustee” means The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York, and any successor trustee.

“Underwriters” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC, BOSC, Inc., Comerica Securities, Inc., Raymond James & Associates, Inc., and Scotia Capital (USA) Inc.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Paying agent and registrar for the notes

The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

The registered Holder of a note will be treated as its owner for all purposes.

Notices

Notices to Holders of the notes will be given by mail to the addresses of such Holders as they appear in the security register.

No personal liability of officers, directors or stockholders

No director, officer or stockholder, as such, of SCI will have any personal liability in respect of our obligations under the Indenture or the notes by reason of his, her or its status as such.

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, is the Trustee under the Indenture.

The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Indenture when a default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

Book-entry delivery and form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./ NV, as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by

Euroclear Bank S.A./NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. A further description of DTC’s procedures with respect to the global notes is set forth in the prospectus under “Description of Debt Securities—Global Securities.” Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global clearance and settlement procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Material U.S. federal income tax considerations

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by initial holders of the notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes (“Holders”) who purchase notes at their original issue price for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not consider any specific facts or circumstances that may apply to a particular Holder (including, for example, a financial institution, a broker-dealer, an insurance company, a tax-exempt organization, a partnership or other pass-through entity, an expatriate, a real estate investment trust, a regulated investment company, or a person that holds securities as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A Non-U.S. Holder is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of a partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. person and (ii) the partnership is engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the tax consequences of acquiring, holding and disposing of the notes.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

U.S. federal income taxation of U.S. holders

Payments of interest

Interest on the notes will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes.

Disposition

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder reduced by any principal payments received by such U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the notes were capital assets in the hands of the U.S. Holder and had been held by such U.S. Holder for more than one year. In the case of individual U.S. Holders, long-term capital gain is subject to a maximum U.S. federal income tax rate of: (1) 15% for taxable years beginning on or before December 31, 2012 and (2) 20% for taxable years beginning after December 31, 2012. The deductibility of capital losses by U.S. Holders is subject to limitations.

Additional Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. The additional Medicare tax applies to the lessor of (1) “net investment income” (in the case of certain individuals) or undistributed “net investment income” (in the case of certain estates and trusts) and (2) the excess of “modified adjusted gross income” (in the case of certain individuals) or “adjusted gross income” (in the case of certain estates and trusts) for the relevant taxable year over a certain threshold. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property such as the notes, less certain deductions. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

U.S. federal income taxation of non-U.S. holders

Payments of interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

•

either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it, or by a Financial Institution between it and the beneficial owner, and furnishes us with a copy thereof.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding under a tax treaty (a “Treaty Exemption”), or

•

IRS Form W-8 ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates described below).

The certification requirement described above also may require the Non-U.S. Holder to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that statements on the form are false.

If interest on the notes is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by an applicable treaty, attributable to a U.S. permanent establishment), such Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such interest.

Disposition

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. federal income taxation of Non-U.S. Holders—Payments of interest.”

Recent changes in U.S. federal income tax withholding

U.S. federal income tax legislation enacted in 2010 known as the “Foreign Account Tax Compliance Act” or “FATCA” regarding foreign account U.S. tax compliance imposes a U.S. withholding tax of 30% on certain types of payments made after December 31, 2012 to “foreign financial institutions” and certain other “non-financial foreign entities.” The withholding tax of 30% generally would apply to interest and the gross proceeds from the disposition of certain debt instruments unless various documentation and reporting requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations or proceeds from the disposition of an obligation outstanding as of March 18, 2012 subject to an exception for obligations that are materially modified after March 18, 2012. Further, the IRS has recently issued transitional guidance indicating that it will not apply these withholding tax rules to (i) interest income on a debt obligation that is paid on or before December 31, 2013, or (ii) gross proceeds from the disposition of a debt obligation that is paid on or before December 31, 2014. Nonetheless, certain account information with respect to U.S. Holders who hold notes through certain foreign financial institutions, non-financial foreign entities, and certain U.S. financial institutions may be reportable to the IRS.

Further, under recently issued proposed Treasury regulations, the FATCA rules generally would not apply to debt obligations that are issued before January 1, 2013. Thus, if these proposed Treasury regulations are finalized in their current form, the FATCA withholding rules would not apply to the notes (subject to an exception if the notes were materially modified after January 1, 2013). However, there can be no assurance as to whether or not these proposed Treasury regulations will be adopted in final form, and, if so adopted, what precise form such final Treasury regulations will take. Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in the notes, as well as the status of any related federal regulations.

Information reporting and backup withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A non-corporate U.S. holder may be subject to information reporting and to backup withholding at a current rate of 28%, which is currently scheduled to increase to 31% on January 1, 2013, with respect to payments of principal and interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting generally will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on an IRS Form W-8BEN or has otherwise established an exemption (provided that neither SCI nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except if the broker is (1) a U.S. person, (2) a “controlled foreign corporation,” (3) a foreign person 50% of more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, unless the Non-U.S. Holder establishes an exception as specified in the Treasury Regulations regarding backup withholding and information reporting, as applicable. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of the Treasury Regulations on their particular situation.

Underwriting

Subject to the terms and conditions stated in the underwriting agreement between us and J.P. Morgan Securities LLC, as representative of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount

J.P. Morgan Securities LLC	$70,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$45,000,000
Wells Fargo Securities, LLC	$45,000,000
SunTrust Robinson Humphrey, Inc.	$15,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	$5,000,000
BOSC, Inc.	$5,000,000
Comerica Securities, Inc.	$5,000,000
Raymond James & Associates, Inc.	$5,000,000
Scotia Capital (USA) Inc.	$5,000,000

Total	$200,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may also offer the notes to selected dealers at the public offering price. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table summarizes the compensation we will pay.

	Per note	Total

Underwriting discount and commissions paid by us	2.25%	$4,500,000

In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of the representative.

•	We will pay our expenses related to the offering, which we estimate will be $470,000.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion.

Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. In particular, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., Raymond James & Associates, Inc., Scotia Capital (USA) Inc., Comerica Securities, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC and BOSC, Inc. are lenders under our second amended and restated senior credit facility. In addition, J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and a lender under our second amended and restated senior credit facility and has received customary compensation in such capacities. In addition, affiliates of several of the underwriters provide investment management services for, or serve as trust managers of, various of our funeral trusts, and provide investment, cash management, and other related services to us and our affiliates. To the extent that the underwriters or their affiliates own any of the 7 3/8% Senior Notes due 2014 to be redeemed with the net proceeds of this offering, they will receive a portion of the net proceeds of this offering.

Offering restrictions

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than $343,000,000; and (3) an annual net turnover of more than $350,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 20031711EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom.    This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Legal matters

The validity of the notes offered hereby and certain other legal matters in connection with the sale of the notes will be passed upon for us by Locke Lord LLP, Houston, Texas. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Through our website at www.sci-corp.com, you may access, free of charge, our filings, as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus or any accompanying prospectus supplement. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

Incorporation of certain information by reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus automatically updates and supersedes previously filed information, as applicable. In all cases, you should rely on later information over different information included in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with the Exchange Act and applicable SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2011 (including those sections incorporated by reference from our Proxy Statement filed March 29, 2012).

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012, and September 30, 2012.

•	Current Report on Form 8-K filed with the SEC on May 14, 2012 (to the extent filed and not furnished).

You may obtain a copy of these filings at no cost, by writing or telephoning us as follows:

Service Corporation International

Attention: General Counsel

1929 Allen Parkway

Houston, Texas 77019

(713) 522-5141

Prospectus

Service Corporation International

Debt Securities

We may offer and sell from time to time our debt securities in one or more offerings pursuant to this prospectus. The debt securities may consist of debentures, notes or other types of debt.

We will provide the specific terms and manner of any offering in a supplement to this prospectus. Any prospectus supplement may add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated in this prospectus or the applicable prospectus supplement before you purchase any of the debt securities offered hereby.

The names of any underwriters, dealers, or agents involved in the sale of our debt securities and their compensation will be described in the applicable prospectus supplement. Our net proceeds from the sale of our debt securities also will be described in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “SCI.” Unless we state otherwise in a prospectus supplement, we will not list any securities sold by us under this prospectus and any prospectus supplement on any securities exchange.

Investing in these securities involves certain risks. You should consider the risks that we have described in this prospectus and in the accompanying prospectus supplement before you invest. See “Risk Factors” on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 25, 2012.

i

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may offer and sell our debt securities from time to time in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time that we sell our debt securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update, or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement related to any offering as well as additional information described under the heading “Where you can find more information” and “Incorporation of certain information by reference.”

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any “free writing prospectus.” The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date of their covers, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our debt securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference into this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement. We are offering to sell, and seeking offers to buy, our debt securities only in jurisdictions where offers and sales are permitted.

In this prospectus, the terms “SCI,” the “Company,” “we,” “our,” and, “us” refer to Service Corporation International and its subsidiaries, unless otherwise specified.

Our company

Service Corporation International (SCI) is North America’s largest provider of deathcare products and services, with a network of funeral homes and cemeteries unequalled in geographic scale and reach. At June 30, 2012, we operated 1,425 funeral service locations and 373 cemeteries (including 215 combination locations) in North America, which are geographically diversified across 43 states, eight Canadian provinces and the District of Columbia. Our funeral segment also includes the operations of 12 funeral homes in Germany that we intend to exit when economic values and conditions are conducive to a sale. Our funeral service and cemetery operations consist of funeral service locations, cemeteries, funeral service/cemetery combination locations, crematoria, and related businesses. We sell cemetery property and funeral and cemetery products and services at the time of need and on a preneed basis.

We were incorporated in Texas in July of 1962. Our principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019. Our telephone number at that address is (713) 522-5141. Our website is located at www.sci-corp.com. Other than as described in “Where you can find more information” and “Incorporation of certain information by reference” below, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement. Our website address is included as an inactive textual reference only.

Risk factors

Investing in our debt securities involves a high degree of risk. Please see the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 on file with the SEC, as updated by our subsequent quarterly reports on Form 10-Q and other certain filings we make with the SEC, which are incorporated by reference in this prospectus and in any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Forward-looking statements

This prospectus and the documents incorporated by reference into this prospectus contain statements that are forward-looking statements made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

•	Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities, and mutual funds, which are affected by market conditions that are beyond our control.

•	We may be required to replenish our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.

•	Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.

•	Our credit agreements contain covenants that may prevent us from engaging in certain transactions.

•	If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.

•	The funeral home and cemetery industry continues to be increasingly competitive.

•

Increasing death benefits related to preneed funeral contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price-guaranteed funeral service.

•	The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues.

•	Unfavorable results of litigation could have a material adverse impact on our financial statements.

•	Unfavorable publicity could affect our reputation and business.

•	If the number of deaths in our markets declines, our cash flows and revenues may decrease.

•	The continuing upward trend in the number of cremations performed in North America could result in lower revenues and gross profit.

•	Our funeral home and cemetery businesses are high fixed-cost businesses.

•	Regulation and compliance could have a material adverse impact on our financial results.

•	Cemetery burial practice claims could have a material adverse impact on our financial results.

•	A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.

•	Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future goodwill impairments.

Other factors are discussed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We also may include or incorporate by reference in each prospectus supplement additional important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected, or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement, or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement, or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events, or otherwise.

Use of proceeds

Except as may be otherwise set forth in any prospectus supplement accompanying this prospectus, we intend to use the net proceeds we receive from sales of our debt securities offered hereby for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time and for working capital, capital expenditures, acquisitions, and repurchases of our securities. Pending these uses, the net proceeds may also be temporarily invested in short-term securities. Any specific allocations of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

Selected financial data

The following table sets forth historical selected financial information. Effective January 1, 2012, we adopted the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information revises historical information to illustrate the new presentation required by these pronouncements for the periods presented.

SERVICE CORPORATION INTERNATIONAL

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Net income	$146,232	$127,001	$123,093
Other comprehensive income:
Foreign currency translation adjustments	(6,925)	15,635	60,523

Comprehensive income	139,307	142,636	183,616
Comprehensive income attributable to noncontrolling interests	(1,320)	(593)	(25)

Comprehensive income attributable to common stockholders	$137,987	$142,043	$183,591

Ratio of earnings to fixed charges

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Six months ended June 30,		Twelve months ended December 31,
2012	2011	2011	2010	2009	2008	2007
2.89	2.53	2.60	2.62	2.47	2.15	3.49

For the purposes of the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations before adjustment for minority interest, plus fixed charges and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense, whether expensed or capitalized, amortization of debt issuance costs, capitalized interest, and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest.

Description of debt securities

The debt securities covered by this prospectus will be issued under our Senior Indenture dated February 1, 1993, as amended and supplemented from time to time, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, as trustee (the “indenture”), a copy of which has been incorporated into the registration statement of which this prospectus is a part. The particular terms of the debt securities offered will be outlined in a prospectus supplement. The discussion of such terms in the prospectus supplement is subject to, and qualified in its entirety by, reference to all provisions of the indenture and any applicable supplemental indenture.

Plan of distribution

We may offer and sell these debt securities through one or more underwriters, dealers or agents, or directly to one or more purchasers, or through a combination of any of these methods of sale. We will provide the specific plan of distribution for any debt securities to be offered in a prospectus supplement.

Legal matters

The validity of the debt securities offered hereby will be passed upon for us by Locke Lord LLP, Houston, Texas, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Through our website at www.sci-corp.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Other information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus or any accompanying prospectus supplement. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement in any manner noted above.

Incorporation of certain information by reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2011 (including those sections incorporated by reference from our Proxy Statement filed March 29, 2012).

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012.

•	Current Report on Form 8-K filed with the SEC on May 14, 2012.

•

All documents filed by us in the future under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until all of the securities registered under this prospectus or any accompanying prospectus supplement are sold, other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules.

You may obtain a copy of these filings at no cost, by writing or telephoning us as follows:

Service Corporation International

Attention: General Counsel

1929 Allen Parkway

Houston, Texas 77019

(713) 522-5141

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies, or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any accompanying prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

$200,000,000

Service Corporation International

4.5% Senior Notes due 2020

Prospectus supplement

J.P. Morgan

BofA Merrill Lynch

Wells Fargo Securities

SunTrust Robinson Humphrey

BB&T Capital Markets

BOSC, Inc.

Comerica Securities

Raymond James

Scotiabank

November 5, 2012